Exhibit 99.2

                    Jefferies Announces 2-for-1 Stock Split,
                      Increases Quarterly Dividend by 67%


    NEW YORK--(BUSINESS WIRE)--April 18, 2006--Jefferies Group, Inc. (NYSE: JEF) today announced that its Board of Directors has approved a 2-for-1 split of all outstanding shares of the corporation's common stock, payable May 15, 2006 to stockholders of record as of April 28, 2006. The stock split will be effected as a stock dividend of one share for each one share outstanding on the record date. The Board also approved a quarterly cash dividend of $0.125 per share on a post-split basis, up 67% from $0.075 per share (post-split) paid in the prior quarter. The second quarter dividend will be payable on June 15, 2006 to stockholders of record as of May 25, 2006.
    "This will be our second 2-for-1 stock split in three years and the fifth time we have increased our dividend over the same period," commented Richard B. Handler, Chairman and Chief Executive Officer of Jefferies. "Our success to date would not be possible without the support of our 2,030 employee-partners and our loyal clients."

    About Jefferies

    Jefferies, a global investment bank and institutional securities firm, has served growing and mid-sized companies and their investors for over 40 years. Headquartered in New York, with more than 25 offices around the world, Jefferies provides clients with capital markets and financial advisory services, institutional brokerage, securities research and asset management. The firm is a leading provider of trade execution in equity, high yield, convertible and international securities for institutional investors and high net worth individuals. Jefferies & Company, Inc. is the principal operating subsidiary of Jefferies Group, Inc. (NYSE: JEF; www.jefferies.com).



    CONTACT: Jefferies Group, Inc.
             Joseph A. Schenk, 212-284-2338